                                                                  Exhibit (h)(3)


                      AMENDMENT TO ADMINISTRATION AGREEMENT


     This Amendment dated as of June 15 1999 (the "Amendment") is made to the Administration Agreement, dated as of December 31, 1996 (the "Agreement"), as amended on June 16, 1998, between The FBR Family of Funds (the "Trust") and Bear Stearns Funds Management, Inc. ("Bear Stearns").

     The Trust and Bear Stearns agree that the Agreement shall, as of the date first written above, be amended as follows:

1.   Schedule 1 of the Agreement shall be deleted in its entirety and the
     Schedule 1 attached hereto shall be substituted in its place.

     In all other respects, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.


THE FBR FAMILY OF FUNDS


By:
      --------------------------------

Title:
      --------------------------------


BEAR STEARNS FUNDS MANAGEMENT, INC.


By:
      --------------------------------
Title:
      --------------------------------

                                   SCHEDULE 1


NAME OF SERIES                                         ANNUAL FEES*
--------------                                         ------------
FBR Financial Services Fund
FBR Small Cap Financial Fund
FBR Small Cap Value Fund
FBR Realty Growth Fund
FBR Technology Fund



* For each series, the fee is 0.075% of the series' average daily net assets up to $250 million, plus 0.050% of such assets in excess of $250 million, subject in each case to a minimum fee of $75,000.



116170.1